Exhibit (a)(5)

NEWS RELEASE

Kaman Corporation

Bloomfield, CT USA

P 860.243.7100

www.kaman.com

Kaman Corporation Announces Notice of Offer to Repurchase for Cash and

Right to Convert all 3.25% Convertible Senior Notes due 2024

BLOOMFIELD, Conn. (August 29, 2019) – Kaman Corporation (NYSE: KAMN) (the “Company”) today announced that holders of its 3.25% Convertible Senior Notes due 2024 (CUSIP No. 483548 AF0) (the “Notes”), pursuant to the terms and conditions of the Indenture, dated as of May 12, 2017 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of July 15, 2019 (the “First Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), between the Company, and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”), relating to the Notes, has the right (the “Fundamental Change Repurchase Right”) to require the Company to repurchase all of such holder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount on September 27, 2019 (the “Fundamental Change Repurchase Date”), at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest thereon, to, but not including, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”). Holders may surrender their Notes from August 29, 2019 until 11:59 p.m., New York City time, on September 26, 2019 (the “Exercise Expiration Date”).

The Company will repurchase all Notes that have been validly surrendered and not validly withdrawn prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. The Fundamental Change Repurchase Price for any Notes that are surrendered, and not validly withdrawn, will be paid by D.F. King & Co., Inc., as depository agent (the “Depository Agent”), promptly following deposit by the Company of the Fundamental Change Repurchase Price with the Depository Agent prior to 11:00 am on the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes and the Company Repurchase Notice and Offer to Repurchase dated August 29, 2019 (the “Offer to Repurchase”), and related notice materials, as amended and supplemented from time to time.

THE FUNDAMENTAL CHANGE REPURCHASE RIGHT EXPIRES AT 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 26, 2019, UNLESS THE OFFER IS EXTENDED. WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK CITY TIME ON SEPTEMBER 26, 2019, UNLESS THE FUNDAMENTAL CHANGE REPURCHASE RIGHT IS EXTENDED.

Pursuant to the Share Purchase Agreement (the “SPA”), dated as of June 25, 2019, among the Company, LJ KIT Blocker, Inc., LJ KAI Blocker, Inc. and LJ KFP Blocker, Inc., (collectively, the “Purchasers”), the Purchasers acquired from the Company all of the issued and outstanding shares of the capital stock of Kaman Industrial Technologies Corporation. The closing (the “Closing”) of the transaction contemplated by the SPA (such transaction referred to herein as the “Disposition”) was completed on August 26, 2019. The Closing of the Disposition is deemed to be a “Fundamental Change” and a “Make-Whole Fundamental Change” (each as defined in the Indenture) pursuant to Section 4.10 of the Indenture. Therefore, the Closing of the Disposition triggered the right of the Holders to require the Company to repurchase the Notes contained in Section 15.02 of the Indenture. Accordingly each Holder of the Notes has the Fundamental Change Repurchase Right described herein.

Alternative to the Fundamental Change Repurchase Right:

Holders May Elect to Convert Their Notes

The Indenture provides that, as a result of the Closing of the Disposition and notwithstanding the Fundamental Change Repurchase Right, the Notes are convertible, at the option of the holder, at any time until September 27, 2019. The Company’s conversion obligation with respect to Notes that are converted will be shares of Kaman Corporation common stock, cash or a combination of cash and shares of Kaman Corporation common stock, at the Company’s election, in each case reflecting a conversion rate of 18.0709 shares (which represents an initial conversion rate of 15.3227 shares, as adjusted pursuant to Section 14.03 of the Indenture) of Kaman Corporation common stock per $1,000 principal amount of Notes surrendered for conversion. The Offer to Repurchase contains a comparison of the amount holders would currently receive if their Notes are converted (and presented to U.S. Bank National Association, as conversion agent (the “Conversion Agent”) and settled for cash) and the amount holders will receive if their Notes are repurchased through exercise of the Fundamental Change Repurchase Right. The right of holders to convert their Notes is separate from the Fundamental Change Repurchase Right.

Full details of the terms and conditions of the tender offer and the Fundamental Repurchase Right are described in the Offer to Repurchase, which is available free of charge at the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov, as an exhibit to the Tender Offer Statement on Schedule TO filed by the Company with the SEC on August 29, 2019. The Offer to Repurchase contains important information that should be read carefully before any decision is made with respect to the Offer. Questions and requests for assistance in connection with the mechanics of surrender of Notes for repurchase under the Fundamental Change Repurchase Right or the conversion of the Notes may be directed to the Depository Agent or the Conversion Agent, respectively, at the addresses and telephone and facsimile numbers set forth below. Requests for copies of the Offer to Repurchase and all other offer materials may also be directed to the Depository Agent at (877) 478-5045 (toll free) or (212) 269-5550 (bankers and brokers) or by e-mail to kamn@dfking.com, and will be furnished promptly at the Company’s expense.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any of our other securities. The Fundamental Change Repurchase Right is being offered solely on the terms and subject to the conditions set forth in the Offer to Repurchase and the information in this press release is qualified by reference to such Offer to Repurchase.

About Kaman Corporation

Kaman Corporation produces and/or markets widely used proprietary aircraft bearings and components; super precision, miniature ball bearings; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; production of the K-MAX® medium-to-heavy lift helicopter and support for the company’s SH-2G Super Seasprite maritime aircraft. The company, which was founded in 1945 by aviation pioneer Charles H. Kaman, is headquartered in Bloomfield, Connecticut. More information is available at www.kaman.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “target,” “goal,” “project,” “anticipate,” “predict,” “intend,” “plan,” “estimate,” “may,” “will,” “should,” “could” and similar expressions and their negatives are intended to identify such statements. Forward-looking statements are not guarantees of future performance, anticipated trends or growth in businesses, or other characterizations of future events or circumstances and are to be interpreted only as of the date on which they are made. Neither Kaman Corporation (“Kaman”) nor any other person undertakes any obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statement. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially and adversely from those anticipated in these forward-looking statements for many reasons.

In addition to factors previously disclosed in Kaman’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (i) the possibility that we may be unable to find appropriate reinvestment opportunities for the proceeds from the Disposition; (ii) risks related to Kaman’s performance of its obligations under the transition services agreement entered into in connection with the Disposition and disruption of management time from ongoing business operations relating thereto; (iii) changes in domestic and foreign economic and competitive conditions in markets served by Kaman, particularly the defense, commercial aviation and industrial production markets; (iv) changes in government and customer priorities and requirements (including cost-cutting initiatives, government and customer shut-downs, the potential deferral of awards, terminations or reductions of expenditures to respond to the priorities of Congress and the administration, or budgetary cuts resulting from Congressional actions or automatic sequestration); (v) changes in geopolitical conditions in countries where Kaman does or intends to do business; (vi) the successful conclusion of competitions for government programs (including new, follow-on and successor programs) and thereafter successful contract negotiations with government authorities (both foreign and domestic) for the terms and conditions of the programs; (vii) the timely receipt of any necessary export approvals and/or other licenses or authorizations from the U.S. Government; (viii) timely satisfaction or fulfillment of material contractual conditions precedents in customer purchase orders, contracts, or similar arrangements; (ix) the existence of standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; (x) the successful resolution of government inquiries or investigations relating to our businesses and programs; (xi) risks and uncertainties associated with the successful implementation and ramp up of significant new programs, including the ability to manufacture the products to the detailed specifications required and recover start-up costs and other investments in the programs; (xii) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; (xiii) the receipt and successful execution of production orders under the Kaman’s existing U.S. government joint programmable fuze contract, including the exercise of all contract options and receipt of orders from allied militaries, but excluding any next generation programmable fuze programs, as all have been assumed in connection with goodwill impairment evaluations; (xiv) the continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory and the receipt of orders for new aircraft sufficient to recover our investments in the K-MAX® production line; (xv) the accuracy of current cost estimates associated with environmental remediation activities; (xvi) the profitable integration of acquired businesses into Kaman’s operations; (xvii) the ability to recover from cyber-based or other security attacks, information technology failures or other disruptions; (xviii) changes in supplier sales or vendor incentive policies; (xix) the ability of our suppliers to satisfy their performance obligations; (xx) the effects of price increases or decreases; (xxi) the effects of pension regulations, pension plan assumptions, pension plan asset performance, future contributions and the pension freeze, including the ultimate determination of the U.S. Government’s share of any pension curtailment adjustment calculated in accordance with U.S. Government Cost Accounting Standard 413; (xxii) future levels of indebtedness and capital expenditures; (xxiii) the continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; (xxiv) the effects of currency exchange rates and foreign competition on future operations; (xxv) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; (xvi) the effects, if any, of the United Kingdom’s exit from the European Union; (xvii) future repurchases and/or issuances of common stock; (xviii) the occurrence of unanticipated restructuring costs or the failure to realize anticipated savings or benefits from past or future expense reduction actions; (xxix) the ability to recruit and retain skilled employees; and (xxx) other risks and uncertainties set forth in the documents incorporated by reference herein. The information set forth herein speaks only as of the date hereof, and Kaman disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Contact:

James Coogan

Vice President, Investor Relations

Phone: 860-243-6342

Email: james.coogan@kaman.com